Exhibit 10.5

GENESIS FINANCIAL INC.

11920 Southern Highlands Parkway Suite 200 Las Vegas, Nevada 89141

February 15, 2018

Mr. Murray Smith

Re:  Employment Agreement

Dear Mr. Smith:

This letter agreement (the "Letter Agreement") constitutes an offer of employment on behalf of Genesis Financial Inc., a Wyoming corporation (the "Company") to the undersigned individual (the "Executive" or “Employee”). Subject to your acceptance, this Letter Agreement shall commence upon the date of this agreement (the “Effective Date”).  The terms of this offer are as set forth below:

1.

Position.  (a) You shall serve as the Company's Chief Financial Officer (CFO), Treasurer, Principal Financial Officer & Company Secretary (CoSec).    Your responsibilities in this position shall be determined by Company’s Board of Directors (“Board”). Until further notice you shall report to the Board. You shall devote your full time, attention and ability to the business of the Company and shall well and faithfully serve the Company and shall use his best efforts to promote the interests of the Company. Your duties shall include all those duties customarily performed by a CFO and CoSec. You appreciate that your duties may involve significant travel from your place of employment (both within and outside the country in which that place is located), and you agree to travel as reasonably required in order to fulfill your duties.

You agree that you shall not accept any other appointments to the board of directors of any third person without first obtaining the written approval of Company which approval shall not be unreasonably withheld.

2.

Compensation  In connection with your employment, the Company will pay you the following salary and other compensation:

Salary.

a)

Initial Salary: You will be paid a base salary at the annual rate of $120,000 (your "Base Salary"), payable in accordance with the Company's standard payroll practices; and

b)

Salary Increases:

i)

Your base salary will be increased to a total of $180,000 per annum upon the Company’s securing revenues of not less than $20 million annualized reflected by either an acquisition of a third-party entity with existing revenues equal to or greater than $20 million annualized and/or the achievement of monthly Revenues for 3 consecutive months equal to not less than $1.66 million; and

Genesis Financial, Inc.

PEA. M. Smith CFO 2.15.2018

ii)

Your base salary will be further increased to a total of $240,000 per annum upon the Company’s securing revenues of not less than $50 million annualized reflected by either an acquisition of a third-party entity with existing revenues equal to or greater than $50 million annualized and/or the achievement of monthly combined Company revenues for 3 consecutive months equal to not less than $4.16 million per month.

EBITDA Bonus. Employee shall be entitled to receive an annual bonus on the Company attainment of an EBITDA target (the “E Target”) if such E Target is attained in the following amounts:

(i)

If the Company attains at least 100% of the E Target, Employee shall receive 10.0% of his Base Salary

(ii)

If the Company attains at least 115% of the E Target, Employee shall receive an additional 10% of his Base Salary

(iii)

If the Company attains at least 125% of the E Target, Employee shall receive an additional 10% of his Base Salary

For each fiscal year of the Term, the Company shall designate the upcoming year’s E Target after it is approved by the Company’s Board, on or before February 15 of the applicable fiscal year, or as soon thereafter as approved by the Board, and it shall notify Employee in writing of such E Target for the fiscal year to which the E Target applies. For each portion of a fiscal year that Employee is employed by Company, Employee shall be entitled to a pro-rata portion of the E Bonus, if and when earned. Any bonus payable to Employee hereunder shall be paid within thirty (30) days following the end of the audit for the applicable fiscal year.

(c)

Performance Bonus. Effective for calendar years 2018, 2019 and 2020, the Employee will qualify for an annual performance bonus with a target level of 10% of Base Salary up to a maximum of 25% of Base Salary based upon the Company’s total revenue criteria as established by the Compensation Committee of the Board after consultation with Employee.  The Board or the Compensation Committee will endeavor in good faith to establish the annual performance bonus criteria by February 15th of each calendar year.  Any earned bonus will be paid as soon as practicable after the Board or the Compensation Committee determines that the bonus has been earned, but in no event will the bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned or (ii) March 15 following the calendar year in which the bonus is earned.

(d)

 Employee Stock Option Plan.  The Company intends to shortly establish an employee stock option plan. The Company does not currently have a Stock Option Plan in place. Notwithstanding, you will be eligible, at the discretion of the Company’s board of directors or any designated committee thereof, to participate in such plan at which time it is implemented. Any allocation of stock options is at the sole discretion of the Board of Directors or such committee. Notwithstanding, you shall be entitled to participation in any Company offered employee Stock Option Plan at a level and rate of participation commensurate with your role as a senior executive.

(e)

Other Compensation.  You will be eligible to participate in the benefit plans established for Company employees, including group life, health, and dental coverage (“Plan Benefits”); in each case to the same extent and in the same manner as other similarly situated executives.

Genesis Financial, Inc.

PEA. M. Smith CFO 2.15.2018

(f)

Vehicle Allowance  Commencing month 13 following the Effective Date you will receive a car allowance in the amount of $500 paid monthly for Employee's use of a personal automobile for business use ("Vehicle Allowance").

 (g)

 Right to Change Plans.  Nothing in this letter will be construed to limit, condition or otherwise encumber the Company's right to amend, discontinue, substitute or maintain any employee benefits plan, program or perquisite.

(h)

Paid Time Off (PTO) / Paid Holidays.  You shall accrue PTO at the rate of 24 days for each calendar year, prorated as applicable for any partial calendar year and subject to the terms of the Company's vacation policy.  PTO is meant to include all vacation, personnel and sick days.  You shall not be entitled to any additional PTO.  You shall be compensated at the usual rate of base compensation for any PTO.  Any Employee unused PTO may be accrued for up to 18 months after which any unused PTO shall expire. You shall also be entitled to paid Company Holidays as generally given by the Company.  Company Holidays are currently defined as New Year's Day, Memorial Day, Independence Day, Labor Day, the day after Thanksgiving Day, Thanksgiving Day and Christmas Day.

All payments in this Section 2 shall be subject to all required federal, state, and local withholding.

3.

Expense Reimbursement.  You shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket trade or business expenses which you incur in connection with performing your duties under this Letter Agreement.  The reimbursement of all such expenses shall be made upon presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses and shall be subject to the reasonable approval of the Company's executive officers or Board of Directors.   Additionally, in lieu of any other form of relocation expense, you shall be reimbursed for your travel, lodging and transportation expenses incurred in Las Vegas, Nevada of up to $3,000 per month for a period of 12 months from the effective date.  Under a Company Accountable Travel Policy, business related travel expenses incurred for travel outside of your tax state of residency for a period of not more than 12 months, will not be included in your 1099 or W-2 Income.

4.

Additional Agreements; Non-compete; Non-solicitation.  As a Company Executive, you will be expected to abide by Company rules and regulations including social media policy, insider trading policies and underwriter lock ups, from time to time in force which are brought to his notice.  You will be specifically required to sign an acknowledgement that you have read and understand the Company social media policy.  You will be expected to sign (if you have not already done so) and comply with the Employment, Non-competition, Confidential Information and Intellectual Property Assignment Agreement attached as Exhibit B, which requires, among other things, the assignment of your rights to any intellectual property made during your association with the Company, and non-disclosure of proprietary information.

5.

At-Will Employment.  Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this Letter Agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company's human resources policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(a)

Termination for Cause.  The Company may terminate your employment at any time for Cause.  As used herein, "Cause" is defined to mean (I) you have been convicted of, or have

Genesis Financial, Inc.

PEA. M. Smith CFO 2.15.2018

pleaded guilty or nolo contendere to, any felony or a crime involving moral turpitude; (II) you have engaged in willful misconduct or materially failed or refused to perform the duties reasonably assigned to you or have performed such duties with evidenced gross negligence or have breached any terms or conditions of your agreements with the Company, and, following 10 days written notice of such conduct, have failed to cure it; or (III) you have committed any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company.  Upon termination for Cause, the Company will pay you your (i) Base Salary accrued through the date of termination, (ii) accrued and unused vacation through the date of termination, (iii) any unreimbursed business expenses incurred through the date of termination (and otherwise payable in accordance with the Company's expense reimbursement policy), and (iv) all benefits accrued and vested through the date of termination pursuant to the Company's employee benefit plans in which you then participate (the "Accrued Obligations") up to the date of the notice of termination, which date shall be for all purposes of this Letter Agreement the date of termination of your employment.  The Company will not have any other compensation obligations to you.

(b)

Termination other than Death or Cause.  The Company may terminate your employment for any reason not described in Section 5(a), including Disability, at any time by giving you written notice thereof, and the date on which you received such notice will be your date of termination. Upon such a termination, the Company will provide you with the compensation described in Section 6.

“Disability” means an injury, or physical or mental illness or incapacity of such character as to as to substantially disable you from performing your duties hereunder for a period of more than (6) months in the aggregate during any twelve (12) month period.

(c)

Constructive Termination.  You may terminate your employment for Constructive Termination (as defined below) by giving the Company written notice thereof 30 days in advance of such effective date, which effective date shall be your date of termination; provided, however, in the event you fail to give such notice within 90 days after the occurrence of an event constituting Constructive Termination, you will be deemed to have waived your right to terminate your employment for Constructive Termination.  Upon such a termination, the Company will provide you with the compensation described in Section 6.  Absent your express agreement to the contrary, the term “Constructive Termination” means:

(i)

a reduction in your Base Salary or a material adverse change to the Incentive Plan that effects you differentially and adversely from prior commitments or other employees with comparable levels of responsibility;

(ii)

if you are subjected to discrimination, harassment or abuse as a result of your race, color, religion, creed, sex, age, national origin, sexual orientation or disability;

(iii)

a failure of a successor of the Company to assume the obligations of this agreement;

(iv)

a material breach by the Company of this agreement;

provided that, in each such case, the Company has 15 days following receipt of such written notice from you to cure.  For purposes of this Section, an isolated, immaterial and inadvertent action not taken in bad faith by the Company that is remedied by the Company promptly after receipt of written notice thereof given by you will not be considered Constructive Termination.

Genesis Financial, Inc.

PEA. M. Smith CFO 2.15.2018

(d)

Voluntary Termination.  You may terminate your employment at any time for a reason other than Constructive Termination, and the effective date of your termination will be the date on which such notice is received by the Company.  The Company will pay you your Accrued Obligations through the date of termination.  The Company will have no other obligations to you including the payment of any bonus as defined in section 2(b or c) above.

(e)

CoSec. Notwithstanding the foregoing, the termination of your employment shall automatically be deemed as your resignation from the CoSec of the Company and any affiliates without any further action, except when the Board shall, in writing, request a continuation of duty as a CoSec in its sole discretion.

6.

Severance Compensation.  Notwithstanding the above if (i) you are terminated by the Company without Cause, (ii) you terminate your employment due to Constructive Termination, or (iii) your employment terminates as a result of your Disability, the Company will provide you the following compensation:

(a)

The Company will (i) pay your Accrued Obligations through the date of termination, and (ii) pay your continued Base Salary and Plan Benefits on a monthly basis, and (iii) continue vesting through the term of the Severance Period of applicable unvested equity (stock or options) for a period of three months, following the date of termination (the end of the 3 months being the “Severance Period”). If you are eligible to receive disability payments pursuant to a disability insurance policy paid for by the Company, you shall assign such benefits to the Company for all periods as to which you are receiving payment under this Letter Agreement.

(b)

The provision of the foregoing severance is conditioned upon receipt from you of a signed a general release and non-disparagement agreement (the "Waiver and Release of Claims" in the form attached hereto as Exhibit A) and your continued compliance with the terms of this Letter Agreement specifically including but not limited to the non-compete and confidentiality provisions which shall remain in full force throughout the Severance Period and thereafter as set forth in the attached Exhibit B.

7.

Termination by Virtue of Death. In the event of your death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to your legal representatives the Accrued Obligations and any vested benefits that you or your estate, may be entitled to receive under any Company disability or insurance plan or other applicable employee benefit plan.

8.

Outside Activities During Employment; No Conflicting Obligations.  In addition to any obligations contained in the Employment, Non competition, Confidential Information and Intellectual Property Assignment Agreement attached as Exhibit B so long as you render services to the Company, you will not assist any person or organization in competing with the Company, or in preparing to compete with the Company.  You represent and warrant to the Company that specifically excluding the associations and commitments detailed in Schedule previously delivered to the Company, that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Letter Agreement.  You represent and warrant that you will not use or disclose, in connection with your employment with the Company, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and that your employment will not infringe or violate the rights of any other person.  You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

Genesis Financial, Inc.

PEA. M. Smith CFO 2.15.2018

Withholding Taxes.  All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes.

Entire Agreement.  This Letter Agreement and the agreements referred to in this Letter Agreement contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

Amendment.  This Letter Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.

11.

Dispute Resolution; Governing Law.

(a)

This Letter Agreement shall be construed and enforced in accordance with the internal laws of the State of Nevada applicable to contracts wholly executed and performed therein without regard to any conflicts of laws rules.

(b)

If any dispute between the parties arising under this Letter Agreement cannot reasonably be resolved by the Parties through mutual negotiation, the Parties hereto agree that the claim or dispute including the arbitrability of the Letter Agreement will be submitted to and decided by binding arbitration under the Commercial Rules of the American Arbitration Association, except to the extent that the Commercial Rules conflict with this provision, in which event, this Letter Agreement shall control.  This arbitration provision shall not limit the right of either Party prior to or during any such Dispute to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise, for the purpose of maintaining the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved.  Within ten (10) calendar days of service of a Demand for Arbitration, the Parties shall agree upon a sole arbitrator, or if a sole arbitrator cannot be agreed upon within ten (10) calendar days, then either Party may apply to any judge in any court of competent jurisdiction in the city of Las Vegas, Clark County, Nevada  for appointment of the arbitrator. The arbitrator(s) shall have the authority only to award equitable relief and compensatory damages, and shall not have the authority to award punitive damages or other non-compensatory damages. The arbitrator shall have the right to award costs including expenses and attorneys’ fee incurred in connection with these dispute resolution procedures and the fees, expenses and costs incurred by the arbitrator.  The decision of the arbitrator(s) shall be final and binding and may not be appealed.  Any party may apply to any court having jurisdiction to enforce the decision of the arbitrator(s) and to obtain a judgment thereon.   All arbitration proceedings held pursuant to this Letter Agreement shall be held in Clark County, Nevada.  The discovery provision of the Nevada Rules of Civil Procedure in effect at the time of arbitration shall be deemed incorporated herein for the purpose of such arbitration proceedings.  Either Party, at its sole discretion, may consolidate an arbitration conducted under this Letter Agreement with any other arbitration to which it is a party provided that (i) the arbitration agreement governing the other arbitration permits consolidation, (ii) the arbitrations to be consolidated substantially involve common questions of law or fact, and (iii) the arbitrations employ materially similar procedural rules and methods for selecting arbitrator(s).  This agreement to arbitrate waives any right to trial by jury.

(c )

Equitable Remedies.  Each of the Company and Employee agree that disputes relating to or arising out of a breach of the covenants contained in this Letter Agreement would likely require injunctive relief to maintain the status quo of the parties pending the appointment of an arbitrator pursuant to this Letter Agreement.  The parties hereto also agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Letter Agreement prior to resolution of any dispute pursuant to arbitration.  Accordingly, if either party claims that the other party has breached any covenant of this Intellectual Property Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent

Genesis Financial, Inc.

PEA. M. Smith CFO 2.15.2018

jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Letter Agreement pending resolution of the dispute through arbitration.  The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance.  However, upon appointment of an arbitrator, the arbitrator shall review any interim, injunctive relief granted by a court of competent jurisdiction and shall have the discretion, jurisdiction, and authority to continue, expand, or dissolve such relief pending completion of the arbitration of such dispute or controversy.  The parties agree that any orders issued by the arbitrator may be enforced by any court of competent jurisdiction if necessary to ensure compliance by the parties.

13.

Code Section 409 This Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code, and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in kind distributions, and shall be administratively administered accordingly. You hereby agree  that the Company may, without further consent from you, make the minimum changes to this Letter Agreement as may be necessary or appropriate to avoid the imposition of additional taxes or penalties on you pursuant to Section 409A of the Code. The Company cannot guarantee that the payments and benefits that may be paid or provided pursuant to this Letter Agreement will satisfy all applicable provisions of Section 409A of the Code.  In the case of any reimbursement payment which is required to be made promptly under this Letter Agreement, such payment will be made in all instances no later than December 31, of the calendar year following the calendar year in which the obligation to make such reimbursement arises. Notwithstanding the foregoing, if any payments or benefits under this Letter Agreement become subject to Section 409A of the Code, then for the purpose of complying therewith, to the extent such payments or benefits do not satisfy the separation pay exemption described in Treasury Regulation § 1.409A-1(b)(9)(iii) or any other exemption available under Section 409A of the Code (the “Non-Exempt Payments”), if you are a specified employee as described in Treasury Regulation § 1.409A-1(i) on the date of termination, any amount of such Non-Exempt Payments which would be paid prior to the six-month anniversary of the date of termination shall instead be accumulated and paid to you in a lump sum payment within five (5) business days after such six-month anniversary.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Genesis Financial, Inc.

PEA. M. Smith CFO 2.15.2018

This Letter Agreement shall be deemed effective when signed below by the Employee.

Very truly yours,

GENESIS FINANCIAL INC.

By:

/s/ Gary Larkin

Name:  Gary Larkin

Title:  Executive Co-Chairman

I have read and accept this employment offer:

/s/ Murray Smith

Murray Smith

Dated:  Feb 15, 2018

Genesis Financial, Inc.

PEA. M. Smith CFO 2.15.2018

EXHIBIT A

GENESIS FINANCIAL INC.

Waiver and Release of Claims

I understand that this Release Agreement (“Release”), constitutes the complete, final and exclusive embodiment of the entire agreement between Genesis Financial Inc. (the "Company") and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein.

In consideration of benefits I will receive under my employment agreement with the Company, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with, or service as a director of, the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of my employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release (provided that I have returned it to the Company by such date).

I acknowledge that in certain States the laws provide language similar to the following: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

Genesis Financial, Inc.

PEA. M. Smith CFO 2.15.2018

EMPLOYEE

Date:

Genesis Financial, Inc.

PEA. M. Smith CFO 2.15.2018

EXHIBIT B

GENESIS FINANCIAL INC.

Employment, Non Competition, Confidential Information and Intellectual Property Assignment Agreement

As a condition of my employment with Genesis Financial Inc., its subsidiaries, affiliates, successors or assigns (together, the "Company"), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I (sometimes referred to as the “Second Party”) agree to the following terms under this Employment, Confidential Information and Intellectual Property Assignment Agreement (the "Intellectual Property Agreement"):

1.

Employment.

(a)

I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes "at-will" employment.  I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

(b)

I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment. Provided however that I may continue in my role as a shareholder, advisor, member, Chairman, company secretary, treasurer, director or executive director of those enterprises listed (the “Enterprises”) in Schedule A.

(c) "Competitive Business" means any business that supplies products or services competitive with those then supplied by the Company or which the Company was contemplating supplying when the Employee was employed by the Company.

"Employment Period" means the period during which the Employee is employed by the Company.

"Termination Date" means the date that the Employee's employment with the Company is terminated, for any reason, in accordance with the Letter Agreement.

Non-Competition. I acknowledge that employment by the Company will give me access to the Confidential Information, and that my knowledge of the Confidential Information will enable me to put the Company at a significant competitive disadvantage if I am employed or engaged by or becomes involved in a Competitive Business. Accordingly, during the Employment Period and the Severance Period (if any), and for one year after the later of the Termination Date or the Severance Period,  I will not, directly or indirectly, individually or in partnership or in conjunction with any other Person:

(i)  be engaged, directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership, jointly or in conjunction with any other person, or as an employee, consultant, adviser, principal, agent, member or proprietor in any Competitive Business;

(ii)  be engaged, directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership, jointly or in conjunction with any other person, or as an employee, consultant, adviser, principal, agent, member or proprietor in any Competitive Business in a capacity in which the loyal and complete fulfilment of my duties to that

Genesis Financial, Inc.

PEA. M. Smith CFO 2.15.2018

Competitive Business would (i) inherently require that I use, copy or transfer Confidential Information, or (ii) make beneficial any use, copy or transfer of Confidential Information; or

(iii)  advise, invest in, lend money to, guarantee the debts or obligations of, or otherwise have any other financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of any Person which carries on a Competitive Business.

The restriction in this Subsection 1(c) will not prohibit me from holding not more than 5% of the issued shares of a public company listed on any recognized stock exchange or traded on any bona fide "over the counter" market anywhere in the world.

2.

Confidential Information.

()

Company Information.  I agree at all times during the term of my employment (my "Relationship with the Company") and thereafter to hold in strictest confidence, and not to use except for the benefit of the Company or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company.  I understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers and suppliers of the Company on whom I called or with whom I became acquainted during the term of my Relationship with the Company), markets, works of original authorship, photographs, negatives, digital images, software, computer programs, know-how, ideas, developments, inventions (whether or not patentable), processes, formulas, technology, designs, drawings, engineering, hardware configuration information, forecasts, strategies, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation or inspection of parts or equipment.  Notwithstanding the foregoing, I further understand that Confidential Information will not include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the Company to the Second Party through no action or inaction of the Second Party; (iii) is already in the possession of the Second Party at the time of disclosure as shown by the Second Party's files and records prior to the time of disclosure; (iv) is obtained by the Second Party from a third party without a breach of such third party’s obligations of confidentiality; (v) is independently developed by the Second Party without use of or reference to the Company's Confidential Information, as shown by documents and other competent evidence in the Second Party's possession; or (vi) is required by law to be disclosed by the Second Party, provided that such party will give the Company written notice of such requirement prior to disclosing so that the Company may seek a protective order or other appropriate relief.

(b)

Other Employer Information.  I agree that I will not, during my Relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)

Third Party Information.  I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

Genesis Financial, Inc.

PEA. M. Smith CFO 2.15.2018

3.

Intellectual Property.

(a)

Assignment of Intellectual Property.  I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any original works of authorship, inventions, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the service of the Company (collectively referred to as "Intellectual Property") and which (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of the Company.  The Intellectual Property will be the sole and exclusive property of the Company.  I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act.  To the extent any Intellectual Property is not deemed to be work for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company, except as provided in Section 3(e).

(b)

Patent and Copyright Registrations.  I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Intellectual Property and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property, and any copyrights, patents or other intellectual property rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Intellectual Property Agreement.  If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting the rights transferred in this Intellectual Property Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.  The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.

(c)

Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my Relationship with the Company.  The records will be in the form of notes, sketches, drawings, and works of original authorship, photographs, negatives, digital images or any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

(d)

Intellectual Property Retained and Licensed.  I provide below a list of all original works of authorship, inventions, developments, improvements, and trade secrets which were made by me prior to my Relationship with the Company (collectively referred to as "Prior Intellectual Property"), which belong to me, which relate to the Company's proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there is no such Prior Intellectual Property.  If in the course of my Relationship with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an

Genesis Financial, Inc.

PEA. M. Smith CFO 2.15.2018

interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such Company property.

Prior Intellectual Property:

Identifying Number

Title

Date

or Brief Description

NONE

(e)

Exception to Assignments.  I understand that the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities, or trade secret information; and (iii) do not result from any work performed by me for the Company; and (iv) do not relate at the time of conception or reduction to practice to the Company's current or anticipated business, or to its actual or demonstrably anticipated research or development.  Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company.  I will advise the Company promptly in writing of any intellectual property that I believe meet the criteria for exclusion set forth herein and are not otherwise disclosed pursuant to Section 3(d) above.

(f)

Return of Company Documents.  I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my Relationship with the Company or otherwise belonging to the Company, its successors or assigns.  In the event of the termination of my Relationship with the Company, I agree to sign and deliver the "Termination Certificate" attached hereto as Appendix B.

4.

Notification of New Employer.  In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer or consulting client about my rights and obligations under this Intellectual Property Agreement.

5.

No Solicitation of Employees.  In consideration for my Relationship with the Company and other valuable consideration, receipt of which is hereby acknowledged, I agree that during the period of my Relationship with the Company as an Executive, officer and/or director and for a period of twelve (12) months thereafter I shall not solicit the employment of any person who shall then be employed by the Company (as an employee or consultant) or who shall have been employed by the Company (as an employee or consultant) within the prior twelve (12) month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly.

6.

No Solicitation of Clients and Suppliers. The Employee acknowledges the importance to the business carried on by the Company of the client and supplier relationships developed by it and the unique opportunity that the Employee's employment and the Employee's access to the Confidential Information offers to interfere with these relationships. Accordingly, the Employee will not during the Employment Period and for a period of one year thereafter directly or indirectly, contact or solicit any person who the Employee knows to be a prospective, current or former client or supplier of Company for the purpose of selling to the client or buying from the supplier any products or services that are the same as or substantially similar to, or in any way competitive with, the products or services sold or purchased by Company during the Employee's employment or at the end thereof, as the case may be.

Genesis Financial, Inc.

PEA. M. Smith CFO 2.15.2018

7.

Representations.  I represent that my performance of all the terms of this Intellectual Property Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Relationship with the Company.  I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.  I agree to execute any proper oath or verify any proper document required to carry out the terms of this Intellectual Property Agreement.

8.

Arbitration and Equitable Relief.

(a)

Arbitration.  If any dispute between the parties arising under this Agreement cannot reasonably be resolved by the Parties through mutual negotiation, the Parties hereto agree that the claim or dispute including the arbitrability of the Agreement will be submitted to and decided by binding arbitration under the Commercial Rules of the American Arbitration Association, except to the extent that the Commercial Rules conflict with this provision, in which event, this Agreement shall control.  This arbitration provision shall not limit the right of either Party prior to or during any such Dispute to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise, for the purpose of maintaining the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved.  Within ten (10) calendar days of service of a Demand for Arbitration, the Parties shall agree upon a sole arbitrator, or if a sole arbitrator cannot be agreed upon within ten (10) calendar days, then either Party may apply to any judge in any court of competent jurisdiction in city of Las Vegas, State of  Nevada for appointment of the arbitrator.  The arbitrator(s) shall have the authority only to award equitable relief and compensatory damages, and shall not have the authority to award punitive damages or other non-compensatory damages.  The arbitrator shall have the right to award costs including expenses and attorneys’ fee incurred in connection with these dispute resolution procedures and the fees, expenses and costs incurred by the arbitrator.   The decision of the arbitrator(s) shall be final and binding and may not be appealed.  Any party may apply to any court having jurisdiction to enforce the decision of the arbitrator(s) and to obtain a judgment thereon.   All arbitration proceedings held pursuant to this Agreement shall be held in city of Las Vegas, State of Nevada.  The discovery provision of the Nevada Rules of Civil Procedure in effect at the time of arbitration shall be deemed incorporated herein for the purpose of such arbitration proceedings.  Either Party, at its sole discretion, may consolidate an arbitration conducted under this Agreement with any other arbitration to which it is a party provided that (i) the arbitration agreement governing the other arbitration permits consolidation, (ii) the arbitrations to be consolidated substantially involve common questions of law or fact, and (iii) the arbitrations employ materially similar procedural rules and methods for selecting arbitrator(s).  This agreement to arbitrate waives any right to trial by jury.

(b)

Equitable Remedies.  Each of the Company and I agree that disputes relating to or arising out of a breach of the covenants contained in this Intellectual Property Agreement would likely require injunctive relief to maintain the status quo of the parties pending the appointment of an arbitrator pursuant to this Intellectual Property Agreement.  The parties hereto also agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Intellectual Property Agreement prior to resolution of any dispute pursuant to arbitration.  Accordingly, if either party claims that the other party has breached any covenant of this Intellectual Property Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Intellectual Property Agreement pending resolution of the dispute through arbitration.  The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance.  However, upon appointment of an arbitrator, the arbitrator shall review any interim, injunctive relief granted by a court of competent jurisdiction and shall have the discretion,

Genesis Financial, Inc.

PEA. M. Smith CFO 2.15.2018

jurisdiction, and authority to continue, expand, or dissolve such relief pending completion of the arbitration of such dispute or controversy.  The parties agree that any orders issued by the arbitrator may be enforced by any court of competent jurisdiction if necessary to ensure compliance by the parties.

9.

General Provisions.

(a)

Governing Law; Consent to Personal Jurisdiction.  This Intellectual Property Agreement will be governed by the laws of the State of Nevada as they apply to contracts entered into and wholly to be performed within such State. Subject to section 8(a) I hereby expressly consent to the nonexclusive personal jurisdiction and venue of the state and federal courts in Las Vegas, Nevada for any lawsuit filed there by either party arising from or relating to this Intellectual Property Agreement.

(b)

Entire Agreement.  This Intellectual Property Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us.  No modification of or amendment to this Intellectual Property Agreement, nor any waiver of any rights under this Intellectual Property Agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Intellectual Property Agreement.

(c)

Severability.  If one or more of the provisions in this Intellectual Property Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

Successors and Assigns.  This Intellectual Property Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Genesis Financial, Inc.

PEA. M. Smith CFO 2.15.2018

IN WITNESS WHEREOF, the undersigned has executed this Employment, Confidential Information and Intellectual Property Assignment Agreement as of February 15, 2018.

By:

Name:  Murray Smith

Address:

WITNESS

By:

Name:

Address:

Genesis Financial, Inc.

PEA. M. Smith CFO 2.15.2018

Schedule A

Enterprises

It is mutually agreed that Employee may continue in the role as a shareholder, member, company secretary, treasurer as applicable:

Whitestone Investment Network, Inc.

3 Plus 1, LLC

Physicians Advocate Capital, Inc.

MGS Consulting LLC

APPENDIX B

GENESIS FINANCIAL INC.

Termination Certificate

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Genesis Financial Inc., its subsidiaries, affiliates, successors or assigns (together, the "Company").

I further certify that I have complied with all the terms of the Company's Employment, Confidential Information and Intellectual Property Assignment Agreement signed by me (the "Intellectual Property Agreement"), including the reporting of any Intellectual Property (as defined therein), conceived or made by me (solely or jointly with others) covered by the Intellectual Property Agreement.

I further agree that, in compliance with the Intellectual Property Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

Date:

                                          , ________

(Signature)